CONSULTING AND SEVERANCE AGREEMENT


         This Agreement ("this Agreement") is made this 18th day of July, 2000, by and between Omega Healthcare Investors, Inc. (the "Company"), and Essel W. Bailey, Jr. (the "Officer" or "you") and describes certain compensation, benefits and severance which you will become entitled to receive upon the happening of certain events and the purchase on or before August 31, 2000, by Explorer Holdings, L.P. from the Company of preferred stock for at least $90,000,000 (the "Transaction").

                                  INTRODUCTION:

         The Officer is a valued employee of the Company and is terminating his employment with the Company, conditioned upon and effective upon completion of the Transaction.

         The Company values the Officer's significant contribution to the Company and desires to maintain and increase the goodwill between them and desires to continue to retain the Officer as a consultant.

NOW, THEREFORE, the parties agree as follows:

1.       Resignation; Effectiveness of Agreement.

                  (a) Effective as of the close of business on the date of closing of the Transaction (the "Resignation Date"), you hereby resign as an employee, officer, and director and from all other positions you hold with the Company. Effective as of the close of business on the first business day following the date of closing of the Transaction, you hereby resign as an officer and director, and from all other positions you hold with all direct and indirect subsidiaries of the Company (the "Subsidiaries"). The parties acknowledge and agree that Omega Worldwide, Inc. is not a Subsidiary for purposes of this Agreement.

                  (b) This Agreement is expressly contingent upon the closing of the Transaction by August 31, 2000, and the provisions of this Agreement will become effective upon such closing, and, in the event that the Transaction does not close by such date, this Agreement will be null and void and of no force or effect whatsoever.

2. Compensation Prior to Termination. The Company will continue to pay your regular base salary through the Resignation Date with all benefits as an officer and on the same terms and conditions as apply to other executive officers. During this period, you will perform such duties, consistent with your position, as requested by the Board of Directors of the Company, and you agree to vote all shares of common stock, par value $.10 per share, of the Company ("Common Stock") as to which you possess voting authority in favor of the Transaction and in favor of the Company's 2000 Stock Incentive Plan at the special meeting of the stockholders of the Company held to vote on such matters or any adjournment of such meeting.

3. Severance Payment. Within two (2) business days following the end of the Revocation Period, the Company will pay you, in cash by wire transfer (in accordance with wire transfer instructions to be provided by you) of immediately available funds, a lump sum severance benefit in the amount of $1,555,000.

4. Directors' Retirement Plan; 1993 Deferred Compensation Plan. All amounts credited to you under the Directors' Retirement Plan which was terminated in 1998, including $35,000 of your own contributions, have previously been deposited in Account Number 186-01103-19 of Omega Healthcare Investors, Inc. with the Palisade Capital Securities, L.L.C. and Bear, Stearns Securities Corp. as clearance agent (the "Account"). As of June 30, 2000, the dollar value attributable to 13,000 Deferred Compensation Units credited to you under the Company's 1993 Deferred Compensation Plan, as amended (the "Plan"), which represents all of your units under the Plan, is $248,218. The dollar value attributable to such units will be adjusted pursuant to the terms of the Plan through the date of payment and will be deposited by the Company into the Account (in accordance with the wire transfer instructions set forth on Exhibit
A) in a single lump sum within two days following the end of the Revocation Period. Immediately thereafter, legal ownership and all rights in the Account, together with the corresponding liabilities associated therewith, are hereby assigned by the Company to Alpha Capital, Inc., a Michigan corporation, and, on the delivery of any documents required by the broker to reflect such transfer and assignment, you hereby agree that all of the Company's obligations with respect to the foregoing balances and the two foregoing plans are hereby released and extinguished and thereafter you will look solely to Alpha Capital, Inc. with respect to its continued administration of the Plans for any recovery or rights you may have therein; and you will indemnify and hold the Company harmless from any cost or liability it may incur as a result of its taking the actions described above in this paragraph.

5. Restricted Stock. All vesting requirements applicable to 12,218 shares of restricted stock granted to you before February 10, 2000 will be deemed fulfilled as of the expiration of the Revocation Period. With respect to the 63,321 shares of restricted stock granted to you on February 10, 2000, all vesting requirements applicable to 47,490 of such shares will be deemed fulfilled as of the expiration of the Revocation Period, and the remaining 15,831 of such shares will automatically immediately vest if the Company achieves (a) a price per share of Common Stock (as reported on the New York Stock Exchange ("NYSE")) at or above $10 and the stock price remains at or above that price for ten (10) consecutive business days between July 11, 2000 and February 10, 2001, or (b) an average price per share of Common Stock, as reported on the NYSE, of $10 or more for any thirty (30) consecutive business days between July 11, 2000 and February 10, 2001. The number of shares of Common Stock and the $10 price target will be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock.

6. Stock Options. You have previously been granted options to purchase shares of Common Stock. Options to purchase 85,000 shares of Common Stock are not vested and those options are hereby terminated as of the Resignation Date. The remainder of your stock options will expire and cease to be exercisable as of the earlier of three months after your Resignation Date or such earlier date as may apply pursuant to the terms of the applicable stock option agreement.

7. Borrowing Program. On or before the date which is thirty (30) days following the Resignation Date, you may tender to the Company 6,627 shares of Common Stock purchased by you pursuant to the Company's Borrowing Program, as amended and restated by the Board of Directors of the Company on June 15, 2000, in full satisfaction of the principal amount of your indebtedness of $191,802.74 and all accrued interest outstanding under the Borrowing Program. If you do not tender back those shares of Common Stock within such 30 day period, the principal and interest outstanding under the Borrowing Program will immediately be due and payable in cash as of the expiration of such thirty (30) day period.

8. Life, Health, Long-Term Disability. For the twenty-four month period following the Resignation Date, the Company will continue to offer to you the same group health, group life insurance, and group long-term disability insurance coverage that the Company offers to its other executive officers during such period, at the same cost as applies to other executive officers; provided, however, that to the extent the applicable insurer will not permit the Company to continue coverage for you under (a) the applicable health policy for the period following your period of coverage required to be offered pursuant to
Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") and up to the expiration of the twenty-four month period, or
(b) under the applicable group life or long-term disability insurance policy for any portion of the twenty-four month period, the Company will pay you during the period of such disallowed coverage an amount equal to the amount it would have contributed towards your cost of coverage had you remained an employee of the Company during such period; and provided further, that in the event you receive other health insurance, life insurance, or long-term disability coverage, or receive payment or reimbursement therefor, from another employer or business or any other source during such twenty-four month period, the Company will cease to be obligated to provide you such coverage or reimbursement in lieu of coverage. In the event you receive any other such coverage, you shall, no later than the effective date of such other coverage, notify the Company of the same. The period for which you are entitled to group health insurance continuation hereunder will count towards any required period of continuation coverage pursuant to COBRA.

9. Office, Secretary, Support. For the twenty-four month period following the Resignation Date, the Company will reimburse you for your cost, not to exceed $75,000 in the aggregate per twelve months, of the following: your rent, utilities and other related occupancy costs of an office similar to your office at the Company, the compensation for your secretary, and the compensation for such other staff as the Company and you determine are appropriate to the rendering of your services to the Company pursuant to paragraph 10 hereunder; provided, however, that if the Company retains a full-time secretary who is available to perform services on a full-time basis for you at your office, which secretary is reasonably acceptable to you, the Company's cost of compensation for such secretary will reduce its reimbursement obligation to you by the cost of such compensation; provided, further, that to the extent an office and/or secretary, or payment or reimbursement therefor, is provided to you by another employer or business during such twenty-four month period, the Company will cease to be obligated to provide you reimbursement for an office and/or secretary, as applicable. In the event an office or a secretary is so provided to you, you shall, no later than the effective date the same are initially provided to you, notify the Company of the same.

10. Consulting and Litigation Support Services. For a period of twelve (12) months following the close of the Transaction, you will render consulting services requested by the Company and reasonably agreed to by you at times and places agreed to by you and the Company. In addition, until all the Litigation Matters are definitively disposed of or settled, you will assist the Company and cooperate with the Company in the defense of, and assertion of any claims in connection with, (a) the Res-Care Inc. v. Omega Healthcare Investors, Inc., United States District Court for the Western District of Kentucky, Civil Action No. 95-42-LS; the Omega Healthcare Investors, Inc. v. Res-Care, Inc.; the Karrington Health, Inc. v. Omega Healthcare Investors, Inc.; and the Madison/OHI Liquidity Investors, LLC v. Omega Healthcare Investors, Inc., United States District Court for the Eastern District of Michigan, Civil Action No. 00-72793; and the Ronald Dickerman filed June 21, 2000, United States District Court for the Southern District of New York, litigation matters; (b) all other litigation matters referenced in Exhibit B hereto, and the Wolf Halderstein Adler Freeman & Hertz LLP litigation matter; and (c) any other litigation matters related to any of the foregoing litigation matters or arising therefrom, as well as any other litigation matters, provided that in the case of any of the matters described in clause (b) or clause (c) and not also described in clause (a), your cooperation will be required if such matters are based on facts and circumstances arising on or before the Resignation Date as to which you were involved in a material manner or have particular information or understanding of the underlying facts or circumstances not generally known to other officers of the Company (collectively, all the litigation matters described in this paragraph are referred to as the "Litigation Matters").

11. Noncompete/Nonsolicitation.

     (a) You agree that during the Applicable Period you will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company's sole discretion), within the Area, either directly or indirectly, on your own behalf, or in the service of or on behalf of others, as either an employee or independent contractor, engage in or provide managerial services or management consulting services to, or own (other than any ownership existing on the date hereof and other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on Nasdaq) a beneficial interest in, any Competing Business or otherwise take any action that is adverse to the interests of the Company or any of its Subsidiaries or make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that you reasonably should know is an affiliate of the Company or any statement (written or oral) that is damaging to the commercial interests of the Company or any person or entity that you reasonably should know is an affiliate of the Company. You represent and warrant to the Company that, to the extent that you have, on the date hereof, any direct or indirect ownership of a beneficial interest in any entity that engages in any Competing Business, such interest constitutes less than five percent (5%) of the outstanding voting securities of such entity, and you also covenant that, during the Applicable Period, you will not increase your direct or indirect beneficial ownership in any such entity or become actively involved in the management or operation of any such entity. You acknowledge and agree that the Business of the Company is conducted in the Area.

     (b) You agree that during the Applicable Period, you will not, either directly or indirectly, on your own behalf or in the service of or on behalf of others solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual or entity which is an actual or, to your knowledge, actively sought prospective client or customer of the Company or any of its Subsidiaries (determined as of the Resignation Date) with whom you had material contact while you were an employee of the Company.

     (c) You agree that during the Applicable Period, you will not, either directly or indirectly, on your own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire any employee employed by the Company or any of its Subsidiaries with whom you had material contact while you were an employee of the Company or who is a management employee of the Company or a Subsidiary. This subparagraph 11(c) will not apply with regard to Linda Turner and/or Ruth Bardua.

12. Nondisclosure of Confidential Information. You will not disclose, directly or indirectly, to any third person any (a) Confidential Information, including without limitation any customer lists relating to the business of the Company or any Subsidiary, or (b) Trade Secrets for so long as they may be protected by Michigan law.

13. Return of Materials. All Trade Secrets and Confidential Information, including documents or tangible or intangible materials, including computer data, provided to or obtained by you during the course of employment by the Company which contain Trade Secrets and Confidential Information, are the property of the Company (collectively, the "Materials"). You will not remove from the Company's premises or copy or reproduce any Materials (except as your consulting obligations to the Company will require), and upon the Resignation Date you will leave with the Company, or immediately return to the Company, all Materials or copies or reproductions thereof in your possession, custody or control.

14. Non-Disparagement. During the Applicable Period, the Company shall (and shall cause its officers and directors in their capacity as such and Subsidiaries to) refrain from making any statements (written or oral) that could reasonably be perceived as disparaging to you or any persons or entities that the Company reasonably should know are your affiliates or statements (written or oral) that are damaging to your commercial interests.

15. Compensation for Consulting and Noncompete/Nonsolicitation.

     (a) In exchange for the services and your continuing obligations pursuant to paragraphs 10 and 11 hereof, the Company agrees to pay you $1,770,000 in twelve installments of $147,500 per month, in cash, over the twelve month period following the Resignation Date, with the first payment being made one month after the Resignation Date and each successive payment being made one month after the preceding payment.

     (b) Notwithstanding anything to the contrary in this Agreement, in no event will the Company have the right to withhold payments due you under subparagraph 15(a) except in the event of a "Material Breach" (as defined below). If the Board of Directors of the Company reasonably determines in good faith (by a vote of at least two-thirds of the Board) that you are violating the provisions of paragraph 10 or 11 of this Agreement, the Board will provide written notice to you specifying with particularity how your activities violate such provisions, and if you cease such alleged violations within ten (10) calendar days of the date of such notice, then there will be deemed to have been no Material Breach for purposes solely of this subparagraph 15(b). In addition, you will have the option of having an arbitrator determine the issue of whether you are violating the provisions of paragraph 10 or 11 of this Agreement as alleged by the Company's Board of Directors in such notice, in accordance with the arbitration provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement (including paragraph 31 below), such arbitration will be completed within thirty (30) calendar days after the date of such notice from the Company's Board of Directors. If the arbitrator determines that your activities do not violate the provisions of paragraph 10 or 11 of this Agreement, then you will be permitted to continue your alleged violative activities, and there will not be deemed to have occurred a Material Breach for purposes solely of this subparagraph 15(b). If the arbitrator determines that your activities violate the provisions of paragraph 10 or 11 of this Agreement, and you do not thereafter within two (2) calendar days of such determination cease engaging in such violative activities, then there will be deemed to have occurred a Material Breach. In the event the arbitrator has not rendered a determination within such thirty (30) day period, the Company may suspend payments under subparagraph 15(a) of this Agreement until such determination is rendered and shall thereafter immediately recommence payments (together with any suspended payments) in the event it is determined that you have not violated the provisions of paragraph 10 or 11 of this Agreement, or you otherwise shall cease such activity as violates paragraph 10 or 11 of this Agreement, within the required two (2) calendar day period referenced above. The Company and you will cooperate to attempt to ensure that the arbitration is completed as expeditiously as possible with the intent to avoid such suspension. If you voluntarily cease engaging in activities alleged by the Board of Directors to violate paragraph 10 or 11 or if an arbitrator determines (in accordance with this subparagraph 15(b)) that your activities violate paragraph 10 or 11, you will use your reasonable efforts to cure the negative effect of such violations, but in no event will your failure to comply with such obligation give the Company the right to suspend payments or to fail to recommence payments as would otherwise be required by this subparagraph 15(b).

     (c) The provisions of subparagraph 15(b) are not exclusive remedy provisions or liquidated damages provisions and in no way preclude the Company from seeking legal or equitable relief, including without limitation damages or injunctive relief, for any breach of this Agreement by you. Further, the definition of "Material Breach" used in subparagraph 15(b) is solely for the purpose of determining whether the Company is contractually obligated to continue to make the payments set forth in subparagraph 15(a) to you, and the fact that an activity by you may not represent a "Material Breach" as defined in subparagraph 15(b) will not necessarily preclude the Company from establishing that you have nonetheless breached this Agreement or from enforcing its rights as described in this subparagraph 15(c) or enforcing any other rights it may have pursuant to this Agreement, including without limitation pursuing a claim for damages or injunctive relief as a result of such breach.

16. Indemnification. The Company will indemnify you to the extent permitted by applicable law and the Company's Articles of Incorporation and Bylaws, including in accordance with the Indemnity Agreement dated as of November 13, 1998 between the Company and you, which agreement will survive the execution, delivery and performance of this Agreement, and will continue to provide you with the benefit of directors and officers liability insurance coverage with respect to your acts as an officer, director or agent of the Company (or in any other capacity to which you would be entitled to insurance coverage thereunder) to the same extent as the same is provided to other non-continuing directors of the Company.

17. Gross-Up Payment. In the event it is determined that any payment (other than the Gross-Up Payments provided for herein) or distribution by the Company or any of its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction on, or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) or any interest or penalties with respect to such excise tax (such tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Such amounts shall be paid by the Company to you within ten (10) days after payment by you of taxes described in the prior sentence. For purposes of calculating the Gross-Up Payment, it will be assumed that all taxable payments you receive are taxed at the highest marginal federal income tax rate and the highest state income tax rate in the state in which you reside, but without regard to any reduction in personal exemptions or deductions associated with your level of income. All determinations required to be made under this paragraph 17, including whether an excise tax is payable by you and the amount of such excise tax and any Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants selected by the Company in its sole discretion, provided, however, that if the Internal Revenue Service determines that an Excise Tax is owing by you, such determination shall be conclusive and binding on the Company, unless the Company elects to engage at its sole expense such an accounting firm to contest such determination, in which case the final resolution of such contest shall be conclusive and binding on the Company.

18. Bayside Street II. Effective no later than thirty (30) days after the Resignation Date, you will transfer good title, free and clear of any liens or encumbrances, to an officer or director of the Company designated to you by written notice from the Company, of twelve (12) shares of common stock of Bayside Street II, Inc. which represents all of the equity in Bayside Street II, Inc. beneficially owned by you as of the date hereof, in consideration of a cash payment to you by such designee of $22,500, which represents an amount equal to your purchase price of such equity.

19. Attorneys' Fees. The Company will reimburse you for your attorneys' fees and expenses in negotiating and preparing this Agreement in an aggregate amount not to exceed $10,000 promptly following receipt of a written invoice from your attorneys.

20. General Release. The payment of all of the amounts and the vesting of all of the benefits provided for in this Agreement are expressly contingent upon your executing and returning to the Company, within twenty-one days of the Resignation Date, a general release of all claims and a covenant not to sue in favor of the Company, Explorer Holdings, L.P., and their respective officers, directors, stockholders, successors and assigns, and any other parties listed in the release in the form attached hereto as Exhibit C (the "Release"), and your not revoking the Release within a seven-day revocation period provided for under the terms of the Release (the "Revocation Period"). The Release will not apply to any of the payments or benefits to which you are entitled to under this Agreement or under any employee benefit plan (within the meaning of the Employee Retirement Income Security Act of 1974). The Company hereby agrees to execute the Release immediately upon your delivery of the Release executed by you to the Company and deliver to you a copy of the Release promptly upon the expiration of the Revocation Period.

21. Termination of Employment Agreement and Change in Control Agreement. The Employment Agreement dated as of June 15, 2000, between you and the Company and the Change in Control Agreement dated March 22, 2000, between the Company and you are terminated and are void and of no force and effect.

22. Nonduplication. This Agreement is not intended to duplicate any compensation or benefits to which you are entitled under any other plan, program, agreement or arrangement of the Company not specifically described herein. Therefore, in the event you are entitled to any similar payments under the terms of any other plan, program, agreement, or arrangement of the Company, your payments under this Agreement will be correspondingly reduced.

23. No Mitigation. Except as otherwise provided herein, no amounts or benefits payable to you hereunder will be subject to mitigation or reduction by income or benefits you receive from other sources.

24. Not an Employment Agreement. This Agreement does not constitute an employment agreement or an agreement to employ you for any definite period. During the period you perform services for the Company pursuant to paragraph 10 hereof following the Resignation Date, you will be an independent contractor and not an employee of the Company.

25.      Withholding of Taxes.

     (a) The Company may withhold from any amounts payable under paragraphs 2, 3, 5, 6, 8, 17, or 19 of this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling and report such payment on a Form W-2 or 1099 to the extent required pursuant to any law or government regulation or ruling. In addition, the Company may report any amounts payable under paragraphs 9 and 15 of this Agreement on a Form 1099 to the extent required pursuant to any law or government regulation or ruling.

     (b) To the extent that the Company's outside accountants reasonably and in good faith determine that the Company is required to report any direct or indirect payment, transfer, assignment of ownership, or other action (other than payments described in subparagraph 25(a) hereof), as compensation to you, the Company will issue you a Form W-2 or 1099, as appropriate. To the extent that the Company's outside accountants reasonably and in good faith determine that the Company is required to withhold any federal, state, city or other taxes on account of such direct or indirect payment to you, transfer, assignment of ownership, or other action, the Company may withhold such taxes from such other direct or indirect payment, transfer, assignment of ownership, or other action or from any other payment to be made to you under this Agreement. To the extent that the Company's outside accountants determine that there is a reasonable basis not to issue you a Form W-2 or 1099 or not to withhold taxes with regard to such direct or indirect payment, transfer, assignment of ownership, or other action, then the Company will not do so; provided, however, that, unless the Company's outside accountants issue an unqualified opinion to the Company that the Company is not required to issue you a Form W-2 or 1099 and that the Company is not required to withhold taxes with regard to such direct or indirect payment, transfer, assignment of ownership, or other action, then you will indemnify and hold the Company harmless from any cost (including without limitation, loss or delay in the income deduction that it otherwise would have received if it issued a Form W-2 or 1099 and withheld taxes) or liability it may incur as a result of not issuing a Form W-2 or 1099 or not withholding taxes.

26. Severability. In the event that one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not be affected thereby.

27. Officer's Estate. All payments and rights under this Agreement are payable to your estate and accrue to its benefit in the event of your death.

28. Governing Law. To the full extent controllable by stipulation of the parties, this Agreement will be interpreted and enforced under Michigan law, without regard to principles of conflicts of laws.

29. Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and you.

30. Remedies. You agree that the covenants and agreements contained in paragraphs 10, 11, 12, 13, 14 and 18 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the Business of the Company; that the Company is engaged in and throughout the Area in the Business of the Company; that irreparable loss and damage will be suffered by the Company should you breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement will not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company will be entitled to specific performance of such covenants and agreements of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by you of any of such covenants or agreements. If any part of paragraphs 10, 11, 12, 13, 14 or 18 is unenforceable because of the duration, geographic, or product scope of such provision, or for any other reason, such provision will be deemed modified to the minimum extent necessary to make such provision enforceable. Further, any court or arbitrator shall have the power to make such modification. If any such court or arbitrator declines to so modify such provision, the parties agree to negotiate in good faith such modification that will make such provision enforceable.

31. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated through binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in Detroit, Michigan; provided, however, the provisions of this paragraph will not prevent the Company from instituting an action in a court of law under this Agreement for specific performance of this Agreement or injunctive relief as provided in paragraph 30 hereof. Except as provided in paragraph 15 hereof, any party who desires to submit a claim to arbitration in accordance with this paragraph shall file its demand for arbitration with AAA within thirty (30) days of the event or incident giving rise to the claim. A copy of said demand shall be served on the other party in accordance with the notice provisions in paragraph 32 of this Agreement. The parties agree that they shall attempt in good faith to select an arbitrator by mutual agreement within twenty (20) days after the responding party's receipt of the demand for arbitration. If the parties do not agree on the selection of an arbitrator within that timeframe, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the AAA. Unless otherwise designated by the arbitrator as a result of fault, each party shall pay its own attorneys' fees and expenses of arbitration, and the expenses of the arbitrator shall be equally shared. Any award rendered by the arbitrator shall be accompanied by a written opinion providing the reasons for the award. The arbitrator's award shall be final and non-appealable. Any such arbitrator's award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the exclusive jurisdiction of the courts of the State of Michigan for the purposes of the enforcement of any such arbitrator's award. Nothing in this paragraph shall prevent the parties from settling any dispute or controversy by mutual agreement at any time. Notwithstanding anything to the contrary in this Agreement (including in this paragraph 31), none of the foregoing time periods or time frames will apply with regard to any arbitration contemplated by paragraph 15 above, and the parties will take all actions necessary or appropriate to attempt to complete such arbitration within the thirty day calendar period contemplated by subparagraph 15(b) with the intent to avoid a suspension of payment as contemplated by such subparagraph.

32.      Notice.

        All  notices,   requests,  demands  and  other  communications  required
hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by a nationally recognized overnight courier service with all applicable fees prepaid or, if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

         If to the Company:                 Omega Healthcare Investors, Inc.
                                            900 Victors Way
                                            Suite 350
                                            Ann Arbor, MI  48108
                                            Attn:    General Counsel

         If to the Officer:                 Essel W. Bailey, Jr.
                                            133 South Beach Road
                                            Hobe Sound, FL 33455

Notices delivered in person shall be effective on the date of delivery. Notices delivered by an overnight courier service shall be effective on the business day immediately following the date of delivery thereof to such courier. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

33. Definitions. The capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings set forth below.

                 "Area" means the following states:

                           Alabama
                           Arizona
                           Arkansas
                           California
                           Colorado
                           Florida
                           Georgia
                           Idaho
                           Illinois
                           Indiana
                           Iowa
                           Kansas
                           Kentucky
                           Louisiana
                           Massachusetts
                           Michigan
                           Missouri
                           Nevada
                           New Hampshire
                           North Carolina
                           Ohio
                           Oklahoma
                           Pennsylvania
                           Tennessee
                           Texas
                           Utah
                           Washington
                           West Virginia

                 "Applicable   Period"  means  the  period   commencing  on  the
        Resignation  Date and ending  twenty-four  months after the  Resignation
        Date.

                 "Business of the Company" means any business that has the primary purpose of financing the ownership or operation of long-term care facilities.

                 "Competing Business" means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company, but does not include Omega Worldwide, Inc. or any business engaged primarily in the operation of long term care facilities.

                 "Confidential Information" means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to you or of which the you became aware as a consequence of or through your relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information will not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

                 "Litigation Matters" is defined in paragraph 10 of this Agreement.

                 "Revocation Period" is defined in paragraph 20 of this Agreement.

                 "Trade Secrets" means Company  information  including,  but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or, to your knowledge, actively sought potential customers or suppliers which: (i) derives economic value, actual or, potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

34.      Miscellaneous.

     (a) This Agreement (including the Exhibits to this Agreement) is the entire agreement of the parties with regard to its subject matter and supersedes all other agreements between the parties with regard to such subject matter, including the term sheet for severance and consulting agreement for you.

     (b) This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.






                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, you and the Company have executed this Agreement as of the date first written above.

                                             OMEGA HEALTHCARE INVESTORS, INC.



                                            By:    /s/ Susan Allene Kovach
                                                  -----------------------------
                                            Name:  Susan Allene Kovach
                                                  -----------------------------
                                            Title: Vice President
                                                  ------------------------------
                                                   /s/ Essel W. Bailey, Jr.
                                                  ------------------------------
                                                       Essel W. Bailey, Jr.

                                    Exhibit A
                                    ---------

Wire Transfer Instructions for Plans Balance

         Pay to:           Citibank
                           111 Wall Street
                           New York, NY

         ABA #:            021 000 089
         Acct #:           09253186
         Acct Name:        Bear, Stearns Securities Corp.
         Reference:        Sub A/C Omega Healthcare Investors, Inc.
         Sub A/C:          186-01103-19

                                    Exhibit B
                                    ---------

                               Litigation Matters


                                   [Attached]

                                    Exhibit C
                                    ---------


                                RELEASE AGREEMENT



     This Release Agreement (this "Agreement") is made this 18th day of July, 2000, by Omega Healthcare Investors, Inc., a Maryland corporation (referred to as "Employer"), and Essel W. Bailey, Jr. ("Employee" or "you").

                                  INTRODUCTION

         Employee has agreed to resign as the Chief Executive Officer and Chairman of the Board of Directors of Employer and as an employee, officer and director of Employer, all to be effective upon the closing of the purchase on or before August 31, 2000, by Explorer Holdings, L.P., from Employer of preferred stock for at least $90,000,000 (the "Transaction"), in exchange for certain payments and benefits set forth in the Consulting and Severance Agreement (the "Severance Agreement") between Employer and Employee dated July 18, 2000.

         NOW, THEREFORE, the parties agree as follows:

1. The effective date of this Agreement will be the date eight (8) days after the date on which Employee signs this Agreement (the "Effective Date"). Employer will execute this Agreement on the same date as Employee returns the Agreement executed by him to the Employer. As of the Effective Date, if Employee has not revoked this Agreement, it will be fully effective and enforceable.

2. In exchange for Employee's execution of this Agreement and in full and complete settlement of any and all claims, Employer will provide Employee with the payments and benefits set forth in the Severance Agreement.

3. Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit
Protection Act and that the releases set forth in this Agreement will be applicable, without limitation, to any claims brought under these Acts.

                  The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

                  Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing.

                  Employee has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement.

                  By entering into this Agreement, neither Employee nor Employer waive rights or claims that may arise after the date this Agreement is executed.

4. For a period of seven (7) days following Employee's execution of this Agreement, Employee may revoke this Agreement, and this Agreement will not become effective or enforceable until such seven (7) day period has expired. Employee must communicate the desire to revoke this Agreement in writing. Employee understands that he may sign the Agreement at any time before the expiration of the twenty-one (21) day review period. To the degree Employee chooses not to wait twenty-one (21) days to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time. Employee's signing of the Agreement triggers the commencement of the seven (7) day revocation period.

5. This Agreement will in no way be construed as an admission by either party that it has acted wrongfully with respect to the other party or any other person or that either party has any rights whatsoever against the other party. Each party specifically disclaims any liability to or wrongful acts against the other party or any other person on the part of itself, its employees or its agents.

6. As a material inducement to Employer to enter into this Agreement, Employee hereby irrevocably releases (a) Employer and Explorer Holdings, L.P. ("Explorer" and together with Employer, the "Direct Releasees"), and (b) each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, and attorneys of Employer or Explorer (in their capacity as such), any persons or entities that the Employee reasonably should know are affiliates of Employer or Explorer, (provided that Omega Worldwide, Inc. will not be deemed an affiliate of Employer or Explorer for purposes of this Agreement) ("Direct Releasee Affiliates") (and agents, directors, officers, employees, representatives and attorneys of Direct Releasee Affiliates) and all persons acting by, through, under or in concert with them (all such persons or entities in this clause (b) collectively referred to as the "Indirect Releasees", and together with the Direct Releasees, collectively referred to as, the "Releasees"), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts (including without limitation the Employment Agreement dated as of June 15, 2000 between the Company and the Employer and the Change in Control Agreement dated March 22, 2000 between the Company and the Employee), express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on Employer's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) 42 U.S.C. ss. 1981 (discrimination); (3) the Americans with Disabilities Act (disability discrimination); (4) the Age Discrimination in Employment Act; (5) the Older Workers Benefit Protection Act;
(6) the Equal Pay Act; (7) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (8) Executive Order 11141 (age discrimination); (9) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (10) negligence; (11) negligent hiring and/or negligent retention; (12) intentional or negligent infliction of emotional distress or outrage; (13) defamation; (14) interference with employment; (15) wrongful discharge; (16) invasion of privacy; or (17) violation of any other legal or contractual duty arising under the laws of any state or the laws of the United States ("Claim" or "Claims"), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the Effective Date. Subject to the last sentence of this Paragraph 6, notwithstanding anything to the contrary in this Agreement, any release of any of the Indirect Releasees pursuant to this Agreement will be only with regard to Claims relating directly or indirectly to, or arising directly or indirectly out of their relationship to, Employer and/or Explorer. Employee agrees not to allow to be initiated any action of any nature with respect to any Claim released herein. This Agreement in no way affects or releases any claims which Employee may have under any employee benefit plan (within the meaning of the Employee Retirement Income Security Act of 1974, as amended), other than any such plan for which a settlement provision is made under the Severance Agreement, or which Employee may have if Employer breaches any of the provisions of the Severance Agreement or Employer breaches any of the provisions of this Agreement.

7. Employer hereby irrevocably releases Employee and his heirs, successors, assigns, agents and persons or entities that the Company reasonably should know are Employee's affiliates from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses, (including attorneys' fees and costs actually incurred), (collectively "Employer Claims"), but only to the extent that indemnification is permitted pursuant to applicable law and the Employer's Articles of Incorporation or Bylaws. Employer agrees not to initiate any action of any nature with the respect to any Employer Claims released herein. This Agreement in no way affects or releases any claims which Employer may have if Employee breaches any provisions of the Severance Agreement or Employee breaches any of the provisions of this Agreement.

8. In the event Employee breaches any of the provisions of this Agreement, Employee will fully indemnify Releasees for any charges, claims, liabilities, damages, causes of action, suits, costs, losses, debts, expenses (including attorneys' fees and costs actually incurred) (collectively "Releasee Losses") incurred as a result of any breach of this Agreement by Employee. In the event Employer breaches any of the provisions of this Agreement, Employer will fully indemnify Employee and his heirs, successors, assigns, agents and persons or entities that the Company reasonably should know are Employee's affiliates for any charges, claims, liabilities, damages, causes of action, suits, costs, losses, debts, expenses (including attorneys' fees and costs actually incurred) (collectively "Employee Losses") incurred as a result of any breach of this Agreement by Employer.

9. Any dispute relating to this Agreement will be resolved pursuant to the dispute resolution provisions of the Severance Agreement.

10. Employer and Employee agree that the terms of this Agreement will be final and binding and that this Agreement will be interpreted, enforced and governed under the laws of the State of Michigan, without regard to conflicts of laws. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

11. This Agreement and the Severance Agreement set forth the entire agreement between Employer and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between Employer and Employee pertaining to the subject matter of this Agreement and the Severance Agreement.

         Your signature below indicates your understanding and agreement with all of the terms in this Agreement.

         Please take this Agreement home and carefully consider all of its provisions before signing it. You may take up to twenty-one (21) days to decide whether you want to accept and sign this Agreement. Also, if you sign this Agreement, you will then have an additional seven (7) days in which to revoke your acceptance of this Agreement after you have signed it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired. Again, you are free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of your choosing.

         PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU ARE STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.

         IN WITNESS WHEREOF, Employee and Employer have executed this Agreement effective as of the date first written above.



                                               EMPLOYEE
                                               /s/ Essel W. Bailey, Jr.
                                               ---------------------------------
                                                   Essel W. Bailey, Jr.

                                                   July 18, 2000
                                               ---------------------------------
                                               Date Signed



                                               OMEGA HEALTHCARE INVESTORS, INC.


                                              By:    /s/ Susan Allene Kovach
                                                    ---------------------------

                                              Title:   Vice President
                                                    ----------------------------